NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: February 10, 2004

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS INCREASED EARNINGS
STAUNTON, VIRGINIA

            Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported increased earnings for the third quarter of its fiscal year ending March 31, 2004. For the quarter ended December 31, 2003, Community Financial reported earnings of $828,000 or $0.39 per diluted share, compared to $814,000 or $0.38 per diluted share for the same period last year, a 2.6% increase in diluted earnings per share. The increase in net income for the current quarter compared to the December 31, 2002 quarter can be attributed primarily to an increase in net interest income of approximately $211,000.

            The increase in net interest income is attributed to increases in both loans receivable and securities for the quarter ended December 31, 2003 compared to December 31, 2002. Average loans receivable increased $22.6 million or 9.5% and average securities increased $4.6 million or 12.5% increase compared to the December 31, 2002 quarter. Average deposits increased $25.4 million for the quarter ended December 31, 2003 an 11.1% increase compared to the same period last year. Total interest income decreased during the December 31, 2003 quarter compared to the December 31, 2002 quarter as a result of the decrease in rates earned on these assets offsetting the increase in the volume of interest earning assets. Total interest expense decreased by $296,000 for the 2003 period compared to the same period in 2002 as a result of the decrease in the interest rates paid on interest-bearing liabilities exceeding the increase in volume of interest-bearing liabilities. Our interest rate spread increased by three basis points to 3.91% for the quarter ended December 31, 2003 compared to 3.88% for the same period in 2002.

            Non-interest income decreased $387,000 to $608,000 for the quarter ended December 31, 2003 from $994,000 for the December 31, 2002 quarter. The decrease in non-interest income for the current quarter compared to the December 31, 2002 period was due to decreased fees from the sale of mortgage loans after the disposition of the Company's mortgage-banking subsidiary in the June 30, 2003 quarter. Non-interest expenses decreased $277,000 to $2.3 million for the December 31, 2003 quarter from $2.6 million for the December 31, 2002 quarter. The decrease in non-interest expenses was due to reduced expenses related to the disposition of the Company's mortgage-banking subsidiary.

            Community's net income for the nine months ended December 31, 2003 was $2,661,000 or $1.25 diluted earnings per share, compared to $2,326,000 or $1.05 diluted earnings per share for the nine months ended December 31, 2002, a 19.0% increase in diluted earnings per share. The increase in net income for the nine-month period ended December 31, 2003 compared to the same period ended December 31, 2002 can be attributed to an increase in net interest income of approximately $815,000 and the gain on the sale of Community First Mortgage Company, the mortgage-banking subsidiary. The increase in net interest income is attributable to an increase in loans receivable and securities for the nine-month period ended December 31, 2003 compared to December 31, 2002.

            After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.10 per share dividend payable February 25, 2004, to stockholders of record as of February 11, 2004. Stockholder's equity totaled $28.1 million at December 31, 2003, which represents a book value of $13.55 per share.

            At December 31, 2003, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

            Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.